Exhibit 99.1
For Immediate Release

Investar Holding Corporation Announces 2020 Second Quarter Results

BATON ROUGE, LA (July 23, 2020) – Investar Holding Corporation (NASDAQ: ISTR) (the “Company”), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended June 30, 2020. The Company reported net income of $4.3 million, or $0.39 per diluted common share, for the second quarter of 2020, compared to $0.6 million, or $0.05 per diluted common share, for the quarter ended March 31, 2020, and $4.9 million, or $0.48 per diluted common share, for the quarter ended June 30, 2019.
On a non-GAAP basis, core earnings per diluted common share for the second quarter of 2020 were $0.32 compared to $0.15 for the first quarter of 2020 and $0.47 for the quarter ended June 30, 2019. Core earnings exclude certain non-operating items including, but not limited to, gain on sale of investment securities, net, acquisition expense and severance (refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics).
Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:
“As expected, the second quarter was significantly impacted by the COVID-19 pandemic. We continue to prioritize keeping our customers and employees safe, and providing assistance to our customers and communities through loan deferments and low interest Paycheck Protection Program loans. In the second quarter, we originated 998 PPP loans totaling $109.5 million, 85% of which have principal balances of $150,000 or less, which demonstrates our commitment to supporting the business community in the markets that we serve.
Despite the impact of the pandemic, I am very pleased with our results for the second quarter of 2020. Our company is internally focused on protecting our balance sheet, maintaining strong capital levels and credit quality, and seeking opportunities to improve efficiency through technology, as we believe investments in technology can substantially improve our operating results.
Our cost of funds continued to decline throughout the quarter, and we believe this will continue through 2020. Reducing our cost of funds has been a long-term goal of the board and management, and we continue to make progress bringing this cost more in line with our peers.
At the end of the second quarter, we announced the closure of our branch in Zachary, Louisiana, which will close in the fourth quarter, and strategic staffing reductions at certain other branches. While our focus on relationship banking and providing excellent customer service remains, we have the responsibility to our customers, employees, shareholders and communities to adapt as our operating environment and customer preferences change, including as customers make greater use of our digital banking platforms. The Bank will evaluate operational changes as we continue to deploy technology.”
Second Quarter Highlights
•Total revenues, or interest and noninterest income, for the quarter ended June 30, 2020 totaled $27.7 million, an increase of $3.0 million, or 12.2%, compared to the quarter ended March 31, 2020, and an increase of $3.6 million, or 14.9%, compared to the quarter ended June 30, 2019.
•Total loans increased $84.2 million, or 4.9%, to $1.8 billion at June 30, 2020, compared to $1.7 billion at March 31, 2020, and increased $270.7 million, or 17.5%, compared to $1.5 billion at June 30, 2019. Excluding loans acquired from Bank of York on November 1, 2019 and PlainsCapital Bank on February 21, 2020 with a total balance of $81.3 million at June 30, 2020, total loans increased $189.3 million, or 12.3%, compared to June 30, 2019. Beginning in the second quarter, the Bank participated as a lender in the Small Business Administration’s (“SBA”) and U.S. Department of Treasury’s Paycheck Protection Program (“PPP”) as established by the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The PPP loans are generally 100% guaranteed by the SBA. At June 30, 2020, the balance of PPP loans was $109.5 million.
•In response to the COVID-19 pandemic, in the first quarter of 2020, the Bank instituted a 90-day loan deferral program for affected customers and continues to offer assistance to those experiencing financial hardships as a result of the pandemic. At June 30, 2020, the Company had $490.3 million, or 27% of the total loan portfolio, on the deferral program. As of July 22, 2020, the balance of loans remaining on the 90-day deferral plan was approximately $116.5 million, or 6% of the total loan portfolio.

•Total deposits increased $160.8 million, or 9.3%, to $1.9 billion at June 30, 2020, compared to $1.7 billion at March 31, 2020, and increased $337.4 million, or 21.7%, compared to $1.6 billion at June 30, 2019. Total noninterest-bearing deposits increased $129.7 million, or 38.2%, to $469.1 million at June 30, 2020, compared to $339.4 million at March 31, 2020, and increased $179.6 million, or 62.0%, compared to $289.5 million at June 30, 2019.
•The Bank recorded $2.5 million in provision for loan losses for the quarter ended June 30, 2020, compared to $3.8 million and $0.4 million for the quarters ended March 31, 2020 and June 30, 2019, respectively. The increases in the provision for loan losses in both the first and second quarters of 2020 compared to the quarter ended June 30, 2019 are primarily a result of the deterioration of market conditions which have been adversely affected by the COVID-19 pandemic.
•Cost of deposits decreased 27 basis points to 1.20% for the quarter ended June 30, 2020 compared to 1.47% for the quarter ended March 31, 2020, and decreased 32 basis points compared to 1.52% for the quarter ended June 30, 2019. Our overall cost of funds decreased 26 and 31 basis points to 1.36% compared to 1.62% and 1.67% for the quarters ended March 31, 2020 and June 30, 2019, respectively.
•Net interest margin remained stable at 3.46% for the quarters ended June 30, 2020 and March 31, 2020.
•The Company and Bank remain well capitalized with all capital ratios above the regulatory requirements. The total risk-based capital ratio for the Company and Bank was 14.61% and 13.25%, respectively, at June 30, 2020, compared to 14.39% and 12.87%, respectively, at March 31, 2020.
•The Company repurchased 102,837 shares of its common stock through its stock repurchase program at an average price of $11.48 per share during the quarter ended June 30, 2020, leaving 196,861 shares authorized for repurchase under the current stock repurchase plan.
•At the end of the second quarter, the Bank implemented a reduction in force, resulting in a severance charge of $0.3 million for the quarter ended June 30, 2020, and announced the closing of our Zachary, Louisiana branch in the fourth quarter, due to its close proximity to other existing branch locations.
•As previously disclosed, on December 19, 2019, the Company entered into an Agreement and Plan of Reorganization (the “Agreement”) with Cheaha Financial Group, Inc. (“Cheaha”). After the close of business on June 30, 2020, the Company provided notice of termination of the Agreement to Cheaha because the transactions contemplated by the Agreement were not consummated by the close of business on June 30, 2020. The termination of the Agreement came in response to the unpredictable economic conditions resulting from the global health crisis caused by the COVID-19 pandemic, which made it impractical for the Company to complete the strategic transaction contemplated by the Agreement.

Loans
Total loans were $1.8 billion at June 30, 2020, an increase of $84.2 million, or 4.9%, compared to March 31, 2020, and an increase of $270.7 million, or 17.5%, compared to June 30, 2019. Excluding loans acquired from Bank of York on November 1, 2019 and PlainsCapital Bank on February 21, 2020 with a total balance of $81.3 million at June 30, 2020, total loans increased $189.3 million, or 12.3%, compared to June 30, 2019.
The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	6/30/2020	3/31/2020	6/30/2019	$	%	$	%	6/30/2020	6/30/2019
Mortgage loans on real estate
Construction and development	$199,419	$191,597	$167,232	$7,822	4.1%	$32,187	19.2%	11.0%	10.9%
1-4 Family	326,102	328,730	305,512	(2,628)	(0.8)	20,590	6.7	18.0	19.8
Multifamily	60,617	61,709	56,081	(1,092)	(1.8)	4,536	8.1	3.3	3.6
Farmland	28,845	29,373	25,203	(528)	(1.8)	3,642	14.5	1.6	1.6
Commercial real estate
Owner-occupied	371,783	370,209	339,130	1,574	0.4	32,653	9.6	20.5	22.0
Nonowner-occupied	411,776	406,145	338,426	5,631	1.4	73,350	21.7	22.7	21.9
Commercial and industrial	390,085	313,850	276,902	76,235	24.3	113,183	40.9	21.5	17.9
Consumer	25,344	28,181	34,822	(2,837)	(10.1)	(9,478)	(27.2)	1.4	2.3
Total loans	$1,813,971	$1,729,794	$1,543,308	$84,177	4.9%	$270,663	17.5%	100%	100%
In response to the COVID-19 pandemic, in the first quarter of 2020, the Bank instituted a 90-day loan deferral program for customers who are impacted by the pandemic and is continuing to offer assistance to support customers experiencing financial hardships related to the pandemic. The Bank has processed approximately 1,800 payment deferral requests totaling $588.0 million. As of June 30, 2020, the balance of loans participating in the 90-day deferral program was approximately $490.3 million, or 27.0% of the total loan portfolio, compared to $55.0 million, or 3.2% of the total loan portfolio, at March 31, 2020. Of the loans participating in the deferral program at June 30, 2020, 73% have deferrals of principal and interest, 17% have deferrals of principal only, and 10% have deferrals of interest only. As 90-day loan deferrals have expired, most customers have returned to their regular payment schedules. As of July 22, 2020, the balance of loans participating in the 90-day deferral plan was approximately $116.5 million. This balance includes loans with a deferral period that had not yet expired, and is inclusive of $25.3 million of loans to borrowers who requested a second 90-day deferral period. The Bank continues to support borrowers experiencing financial hardships related to the pandemic and expects to process additional deferrals requested by qualified borrowers. Therefore, we may experience fluctuations in the balance of loans participating in the deferral program throughout the year.
In addition, in the second quarter of 2020, the Bank began participating as a lender in the PPP as established by the CARES Act. The PPP loans are generally 100% guaranteed by the SBA, have an interest rate of 1%, and are eligible to be forgiven based on certain criteria, with the SBA remitting any applicable forgiveness amount to the lender. At June 30, 2020, the balance of the Bank’s 998 PPP loans originated was $109.5 million. Eighty-five percent of the total number of PPP loans we have originated have principal balances of $150,000 or less. Excluding PPP loans, total loans decreased $25.4 million, or 1.5%, at June 30, 2020 compared to March 31, 2020.
At June 30, 2020, the Company’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $761.9 million, an increase of $77.8 million, or 11.4%, compared to the business lending portfolio of $684.1 million at March 31, 2020, and an increase of $145.8 million, or 23.7%, compared to the business lending portfolio of $616.0 million at June 30, 2019. The increase in the business lending portfolio was driven by the origination of PPP loans, which are included in the commercial and industrial loan portfolio.
Consumer loans totaled $25.3 million at June 30, 2020, a decrease of $2.8 million, or 10.1%, compared to $28.2 million at March 31, 2020, and a decrease of $9.5 million, or 27.2%, compared to $34.8 million at June 30, 2019. The decrease in consumer loans is mainly attributable to the scheduled paydowns of the indirect auto lending portfolio and is consistent with our business strategy.
Our loan portfolio includes loans to businesses in certain industries that may be more significantly affected by the pandemic than others. These loans, including loans related to oil and gas, food services, hospitality, and entertainment, represent approximately 6.8% of our total portfolio, or 5.8% excluding PPP loans, at June 30, 2020, and 6.0% of our total loan portfolio at March 31, 2020, as shown in the table below.

Industry	Percentage of Loan Portfolio June 30, 2020	Percentage of Loan Portfolio June 30, 2020 (excluding PPP loans)	Percentage of Loan Portfolio March 31, 2020
Oil and gas	3.5%	2.7%	3.2%
Food services	2.4	2.2	1.8
Hospitality	0.4	0.4	0.4
Entertainment	0.5	0.5	0.6
Total	6.8%	5.8%	6.0%
Credit Quality
Nonperforming loans were $13.1 million, or 0.72% of total loans, at June 30, 2020, an increase of $5.5 million compared to $7.6 million, or 0.44% of total loans, at March 31, 2020, and an increase of $7.4 million compared to $5.7 million, or 0.37% of total loans, at June 30, 2019. The increase in nonperforming loans is mainly attributable to one commercial and industrial oil and gas loan relationship totaling $6.4 million at June 30, 2020. Included in nonperforming loans are acquired loans with a balance of $3.8 million at June 30, 2020, or 29% of nonperforming loans. Under the CARES Act and guidance from regulatory agencies, certain loans modified due to pandemic-related hardships are not accounted for as past due or nonaccrual.
The allowance for loan losses was $16.7 million, or 127.6% and 0.92% of nonperforming and total loans, respectively, at June 30, 2020, compared to $14.2 million, or 188.4% and 0.82%, respectively, at March 31, 2020, and $9.9 million, or 173.4% and 0.64%, respectively, at June 30, 2019.
The provision for loan losses was $2.5 million for the quarter ended June 30, 2020 compared to $3.8 million and $0.4 million for the quarters ended March 31, 2020 and June 30, 2019, respectively. Additional provision for loan losses was recorded in the first and second quarters of 2020 primarily as a result of the deterioration of market conditions which have been adversely affected by the COVID-19 pandemic. Although we have not yet experienced charge-offs directly related to the pandemic, the Company continues to assess the impact the pandemic may have on its loan portfolio to determine the need for additional reserves.
Deposits
Total deposits at June 30, 2020 were $1.9 billion, an increase of $160.8 million, or 9.3%, compared to March 31, 2020, and an increase of $337.4 million, or 21.7%, compared to June 30, 2019. The COVID-19 pandemic has created a significant amount of excess liquidity in the market, and, as a result, we experienced large increases in both noninterest and interest-bearing demand deposits, and savings deposits. The Company acquired approximately $37.0 million in deposits from PlainsCapital Bank in the first quarter of 2020 and $84.8 million in deposits from Bank of York in the fourth quarter of 2019. The remaining increase compared to June 30, 2019 is due to organic growth. Our deposit mix has improved and reflects our consistent focus on relationship banking and growing our commercial relationships, as well as the effects of the pandemic on consumer and business spending.
The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	6/30/2020	3/31/2020	6/30/2019	$	%	$	%	6/30/2020	6/30/2019
Noninterest-bearing demand deposits	$469,095	$339,379	$289,481	$129,716	38.2%	$179,614	62.0%	24.8%	18.6%
Interest-bearing demand deposits	437,821	378,787	332,754	59,034	15.6	105,067	31.6	23.2	21.5
Money market deposit accounts	183,371	197,703	177,209	(14,332)	(7.2)	6,162	3.5	9.7	11.4
Savings accounts	129,157	118,193	111,222	10,964	9.3	17,935	16.1	6.8	7.2
Time deposits	670,144	694,764	641,551	(24,620)	(3.5)	28,593	4.5	35.5	41.3
Total deposits	$1,889,588	$1,728,826	$1,552,217	$160,762	9.3%	$337,371	21.7%	100.0%	100.0%

Noninterest-bearing and interest-bearing demand deposits experienced the largest increases compared to March 31, 2020. These increases were primarily driven by government stimulus payments, reduced spending by consumer and business customers related to the COVID-19 pandemic, and increases in PPP borrowers’ deposit accounts. We believe these factors may be temporary depending on the future economic effects of the COVID-19 pandemic.
As the state of the economy and financial markets deteriorated during the first and second quarters of 2020 in response to the global pandemic, some customers desired increased security of funds and transferred holdings into fully-insured checking accounts, or our Assured Checking product, shown in interest-bearing demand deposits in the table above.
Management also made a strategic decision to either reprice or run-off higher yielding time deposits and other interest-bearing deposit products during the first and second quarters of 2020, which contributed to our decreased cost of deposits compared to the quarters ended March 31, 2020 and June 30, 2019.
Net Interest Income
Net interest income for the second quarter of 2020 totaled $18.3 million, an increase of $1.0 million, or 5.8%, compared to the first quarter of 2020, and an increase of $2.0 million, or 12.3%, compared to the second quarter of 2019. Included in net interest income for the quarters ended June 30, 2020, March 31, 2020 and June 30, 2019 is $0.4 million, $0.3 million and $0.4 million, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended March 31, 2020 and June 30, 2019 are interest recoveries of $5,000 and $75,000, respectively, on acquired loans.
The Company’s net interest margin was 3.46% for the quarters ended June 30, 2020 and March 31, 2020, compared to 3.59% for the quarter ended June 30, 2019. The yield on interest-earning assets was 4.49% for the quarter ended June 30, 2020 compared to 4.71% for the quarter ended March 31, 2020 and 4.93% for the quarter ended June 30, 2019. The decrease in the yield on interest-earning assets compared to the quarter ended March 31, 2020 was driven by lower loan yields, as well as large decreases in the yield earned on investment securities, federal funds sold, and other interest-earning cash balances. In response to the pandemic, during March 2020, the Federal Reserve reduced the federal funds rate 150 basis points to 0 to 0.25 percent, which has affected the yields that we earn on our interest-earning assets. In addition, the PPP loans originated in the second quarter of 2020 have a contractual interest rate of 1%, plus origination fees based on the loan amount, which impacts the yield on our loan portfolio. Exclusive of PPP loans, which had an average balance of $78.9 million and related interest and fee income of $0.8 million for the quarter ended June 30, 2020, adjusted net interest margin was 3.44%.
The stability in the net interest margin for the quarter ended June 30, 2020 compared to the quarter ended March 31, 2020 was driven by the improvement in our cost of funds. The decrease in net interest margin for the quarter ended June 30, 2020 compared to the quarter ended June 30, 2019 was driven by a 44 basis point decrease in the yield on interest-earning assets.
Exclusive of the interest income accretion from the acquisition of loans, discussed above, as well as interest recoveries of $5,000 and $75,000 in the quarters ended March 31, 2020 and June 30, 2019, respectively, adjusted net interest margin decreased two basis points to 3.39% for the quarter ended June 30, 2020 compared to 3.41% for the quarter ended March 31, 2020, and decreased ten basis points compared to 3.49% for the quarter ended June 30, 2019. The adjusted yield on interest-earning assets was 4.43% for the quarter ended June 30, 2020 compared to 4.66% and 4.82% for the quarters ended March 31, 2020 and June 30, 2019, respectively.
The cost of deposits decreased 27 basis points to 1.20% for the quarter ended June 30, 2020 compared to 1.47% for the quarter ended March 31, 2020 and decreased 32 basis points compared to 1.52% for the quarter ended June 30, 2019. The decrease in the cost of deposits compared to the quarters ended March 31, 2020 and June 30, 2019 reflects the decrease in rates paid for all categories of interest-bearing deposits.
The overall costs of funds for the quarter ended June 30, 2020 decreased 26 basis points to 1.36% compared to 1.62% for the quarter ended March 31, 2020 and decreased 31 basis points compared to 1.67% for the quarter ended June 30, 2019. The decrease in the cost of funds for the quarter ended June 30, 2020 compared to the quarters ended March 31, 2020 and June 30, 2019 resulted from both lower cost of deposits and short-term borrowings, the costs of which are driven by the Federal Reserve’s federal funds rates.

Noninterest Income
Noninterest income for the second quarter of 2020 totaled $3.9 million, an increase of $2.8 million compared to the quarter ended March 31, 2020 and an increase of $2.2 million compared to the second quarter of 2019. The increase in noninterest income for the quarter ended June 30, 2020 compared to the quarters ended March 31, 2020 and June 30, 2019 is primarily attributable to the large increases in the gain on sale of investment securities, fair value of equity securities, and other operating income. Other operating income includes, among other things, credit card and ATM fees, derivative fee income, and income in an equity method investment.
Noninterest Expense
Noninterest expense for the second quarter of 2020 totaled $14.5 million, an increase of $0.6 million, or 4.1%, compared to the first quarter of 2020, and an increase of $2.9 million, or 25.3%, compared to the second quarter of 2019.
The increase in noninterest expense for the quarter ended June 30, 2020 compared to the quarter ended March 31, 2020 is mainly attributable to the $0.6 million increase in salaries and employee benefits, which includes a severance charge of $0.3 million for the quarter ended June 30, 2020, as discussed above. There were also increases in data processing and other operating expenses, which were driven by a full quarter of operating the two branches acquired from PlainsCapital Bank on February 21, 2020. These increases were offset by a $0.5 million decrease in acquisition expense.
The increase in noninterest expense for the second quarter of 2020 compared to the second quarter of 2019 is primarily attributable to the $1.5 million and $0.5 million increases in salaries and employee benefits and other operating expenses, respectively. The increase in salaries and employee benefits is mainly attributable to the increased number of employees as a result of our growth, both organically and through acquisition. With the acquisitions of Bank of York and the PlainsCapital Bank branches, which together added four branch locations and related staff, as well as the opening of two de novo branches in the fourth quarter of 2019, the Company had 336 full-time equivalent employees at June 30, 2020, compared to 283 at June 30, 2019. The increase in other operating expenses is also attributable to the Bank’s acquisition activity and de novo branches discussed above.
Taxes
The Company recorded income tax expense of $1.0 million for the quarter ended June 30, 2020, which equates to an effective tax rate of 19.2%, compared to effective tax rates of 19.7% and 19.8% for the quarters ended March 31, 2020 and June 30, 2019, respectively. Management expects the Company’s effective tax rate to approximate 20% in 2020.
Basic and Diluted Earnings Per Common Share
The Company reported basic and diluted earnings per common share of $0.39 for the quarter ended June 30, 2020, an increase of $0.34 compared to basic and diluted earnings per common share of $0.05 for the quarter ended March 31, 2020, and a decrease of $0.10 and $0.11 compared to basic and diluted earnings per common share of $0.49 and $0.48, respectively, for the quarter ended June 30, 2019.
About Investar Holding Corporation
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 31 branch locations serving south Louisiana, southeast Texas, and southwest Alabama. At June 30, 2020, the Company had 336 full-time equivalent employees and total assets of $2.4 billion.
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.
Forward-Looking and Cautionary Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. In addition, any of the following matters related to the pandemic may impact our financial results in future periods, and such impacts may be material depending on the length and severity of the pandemic and government and societal responses to it:
•borrowers may default on loans and economic conditions could deteriorate requiring further increases to the allowance for loan losses;
•demand for our loans and other banking services, and related income and fees, may be reduced;
•the value of collateral securing our loans may deteriorate; and
•lower market interest rates will have an adverse impact on our variable rate loans and reduce our income.
Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:
•the ongoing impacts of the COVID-19 pandemic on economic conditions in general and on the Bank’s markets in particular, and on the Bank’s operations and financial results;
•ongoing disruptions in the oil and gas industry due to the significant decrease in the price of oil;
•business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;
•increased cyber and payment fraud risk, as cybercriminals attempt to profit from the disruption, given increased online and remote activity;
•our ability to achieve organic loan and deposit growth, and the composition of that growth;
•our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate acquired operations;
•changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;
•possible cessation or market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments and loans;
•the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;
•our dependence on our management team, and our ability to attract and retain qualified personnel;
•changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;
•the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama; and
•concentration of credit exposure.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, and in Part II Item 1A. “Risk Factors” and in the “Cautionary Note Regarding Forward-Looking Statements” in Part I. Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed with the Securities and Exchange Commission (the “SEC”).
For further information contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	6/30/2020	3/31/2020	6/30/2019	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$23,802	$23,621	$22,388	0.8%	6.3%
Total interest expense	5,463	6,286	6,057	(13.1)	(9.8)
Net interest income	18,339	17,335	16,331	5.8	12.3
Provision for loan losses	2,500	3,760	369	(33.5)	577.5
Total noninterest income	3,931	1,089	1,742	261.0	125.7
Total noninterest expense	14,480	13,907	11,554	4.1	25.3
Income before income taxes	5,290	757	6,150	598.8	(14.0)
Income tax expense	1,016	149	1,216	581.9	(16.4)
Net income	$4,274	$608	$4,934	603.0	(13.4)

AVERAGE BALANCE SHEET DATA
Total assets	$2,296,082	$2,164,516	$1,951,559	6.1%	17.7%
Total interest-earning assets	2,130,236	2,010,211	1,823,196	6.0	16.8
Total loans	1,789,863	1,700,006	1,523,004	5.3	17.5
Total interest-bearing deposits	1,403,168	1,371,633	1,236,324	2.3	13.5
Total interest-bearing liabilities	1,615,422	1,559,443	1,455,623	3.6	11.0
Total deposits	1,827,512	1,715,517	1,514,146	6.5	20.7
Total stockholders’ equity	236,651	243,614	203,911	(2.9)	16.1

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.39	$0.05	$0.49	680.0%	(20.4)%
Diluted earnings per common share	0.39	0.05	0.48	680.0	(18.8)
Core Earnings(1):
Core basic earnings per common share(1)	0.32	0.15	0.47	113.3	(31.9)
Core diluted earnings per common share(1)	0.32	0.15	0.47	113.3	(31.9)
Book value per common share	21.84	21.32	20.68	2.4	5.6
Tangible book value per common share(1)	18.82	18.38	18.02	2.4	4.4
Common shares outstanding	10,839,977	10,940,021	9,937,752	(0.9)	9.1
Weighted average common shares outstanding - basic	10,882,084	11,143,078	10,008,882	(2.3)	8.7
Weighted average common shares outstanding - diluted	10,882,084	11,211,343	10,104,246	(2.9)	7.7

PERFORMANCE RATIOS
Return on average assets	0.75%	0.11%	1.01%	581.8%	(25.7)%
Core return on average assets(1)	0.62	0.32	0.97	93.8	(36.1)
Return on average equity	7.26	1.00	9.70	626.0	(25.2)
Core return on average equity(1)	6.00	2.82	9.25	112.8	(35.1)
Net interest margin	3.46	3.46	3.59	—	(3.6)
Net interest income to average assets	3.21	3.21	3.34	—	(3.9)
Noninterest expense to average assets	2.54	2.58	2.42	(1.6)	5.0
Efficiency ratio(2)	65.02	75.48	63.93	(13.9)	1.7
Core efficiency ratio(1)	67.03	69.05	64.96	(2.9)	3.2
Dividend payout ratio	15.38	120.00	11.24	(87.2)	36.8
Net charge-offs to average loans	—	0.01	0.01	(100.0)	(100.0)

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	6/30/2020	3/31/2020	6/30/2019	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.56%	0.35%	0.36%	60.0%	55.6%
Nonperforming loans to total loans	0.72	0.44	0.37	63.6	94.6
Allowance for loan losses to total loans	0.92	0.82	0.64	12.2	43.8
Allowance for loan losses to nonperforming loans	127.62	188.35	173.43	(32.2)	(26.4)

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	10.03%	10.61%	10.29%	(5.5)%	(2.5)%
Tangible equity to tangible assets(1)	8.77	9.28	9.09	(5.5)	(3.5)
Tier 1 leverage ratio	9.31	9.82	9.59	(5.2)	(2.9)
Common equity tier 1 capital ratio(2)	11.02	10.95	10.51	0.6	4.9
Tier 1 capital ratio(2)	11.37	11.30	10.89	0.6	4.4
Total capital ratio(2)	14.61	14.39	12.56	1.5	16.3
Investar Bank:
Tier 1 leverage ratio	10.09	10.52	10.53	(4.1)	(4.2)
Common equity tier 1 capital ratio(2)	12.33	12.09	11.95	2.0	3.2
Tier 1 capital ratio(2)	12.33	12.09	11.95	2.0	3.2
Total capital ratio(2)	13.25	12.87	12.55	3.0	5.6

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for June 30, 2020.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2020	March 31, 2020	June 30, 2019
ASSETS
Cash and due from banks	$31,725	$26,641	$30,400
Interest-bearing balances due from other banks	99,239	11,854	33,519
Federal funds sold	—	47	—
Cash and cash equivalents	130,964	38,542	63,919

Available for sale securities at fair value (amortized cost of $242,175, $274,041, and $252,554, respectively)	246,886	276,281	253,985
Held to maturity securities at amortized cost (estimated fair value of $14,265, $14,181, and $15,480, respectively)	14,053	14,253	15,473
Loans, net of allowance for loan losses of $16,657, $14,233, and $9,924, respectively	1,797,314	1,715,561	1,533,384
Equity securities	19,398	17,653	14,537
Bank premises and equipment, net of accumulated depreciation of $14,022, $13,130, and $11,078, respectively	56,767	54,573	46,097
Other real estate owned, net	69	76	1,529
Accrued interest receivable	13,701	8,765	6,880
Deferred tax asset	1,515	1,142	—
Goodwill and other intangible assets, net	32,715	32,211	26,409
Bank-owned life insurance	38,437	32,204	29,204
Other assets	7,544	8,108	5,224
Total assets	$2,359,363	$2,199,369	$1,996,641

LIABILITIES
Deposits
Noninterest-bearing	$469,095	$339,379	$289,481
Interest-bearing	1,420,493	1,389,447	1,262,736
Total deposits	1,889,588	1,728,826	1,552,217
Advances from Federal Home Loan Bank	158,500	167,722	196,600
Repurchase agreements	4,908	3,732	1,876
Subordinated debt	42,854	42,831	18,238
Junior subordinated debt	5,923	5,910	5,871
Accrued taxes and other liabilities	20,884	17,076	16,340
Total liabilities	2,122,657	1,966,097	1,791,142

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 10,839,977, 10,940,021, and 9,937,752 shares outstanding, respectively	10,840	10,940	9,938
Surplus	161,729	162,380	140,856
Retained earnings	63,767	60,146	53,492
Accumulated other comprehensive income (loss)	370	(194)	1,213
Total stockholders’ equity	236,706	233,272	205,499
Total liabilities and stockholders’ equity	$2,359,363	$2,199,369	$1,996,641

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	June 30, 2020	March 31, 2020	June 30, 2019
INTEREST INCOME
Interest and fees on loans	$22,118	$21,669	$20,233
Interest on investment securities	1,455	1,695	1,923
Other interest income	229	257	232
Total interest income	23,802	23,621	22,388

INTEREST EXPENSE
Interest on deposits	4,190	5,032	4,684
Interest on borrowings	1,273	1,254	1,373
Total interest expense	5,463	6,286	6,057
Net interest income	18,339	17,335	16,331

Provision for loan losses	2,500	3,760	369
Net interest income after provision for loan losses	15,839	13,575	15,962

NONINTEREST INCOME
Service charges on deposit accounts	405	571	434
Gain on sale of investment securities, net	1,178	172	227
Loss on sale of fixed assets, net	—	—	(11)
Gain on sale of other real estate owned, net	—	26	13
Servicing fees and fee income on serviced loans	96	120	150
Interchange fees	347	295	291
Income from bank owned life insurance	233	190	170
Change in the fair value of equity securities	248	(826)	57
Other operating income	1,424	541	411
Total noninterest income	3,931	1,089	1,742
Income before noninterest expense	19,770	14,664	17,704

NONINTEREST EXPENSE
Depreciation and amortization	1,149	1,033	873
Salaries and employee benefits	8,572	7,953	7,077
Occupancy	536	531	454
Data processing	786	693	644
Marketing	78	32	68
Professional fees	429	394	309
Acquisition expenses	255	751	—
Other operating expenses	2,675	2,520	2,129
Total noninterest expense	14,480	13,907	11,554
Income before income tax expense	5,290	757	6,150
Income tax expense	1,016	149	1,216
Net income	$4,274	$608	$4,934

EARNINGS PER SHARE
Basic earnings per common share	$0.39	$0.05	$0.49
Diluted earnings per common share	$0.39	$0.05	$0.48
Cash dividends declared per common share	$0.06	$0.06	$0.06

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,789,863	$22,118	4.97%	$1,700,006	$21,669	5.11%	$1,523,004	$20,233	5.33%
Securities:
Taxable	244,703	1,253	2.06	249,581	1,510	2.43	238,150	1,726	2.94
Tax-exempt	29,150	202	2.79	28,258	185	2.62	31,554	197	2.51
Interest-bearing balances with banks	66,520	229	1.38	32,366	257	3.18	30,488	232	3.05
Total interest-earning assets	2,130,236	23,802	4.49	2,010,211	23,621	4.71	1,823,196	22,388	4.93
Cash and due from banks	25,900			26,560			23,154
Intangible assets	32,561			31,299			26,501
Other assets	121,706			107,190			88,486
Allowance for loan losses	(14,321)			(10,744)			(9,778)
Total assets	$2,296,082			$2,164,516			$1,951,559

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$597,022	$827	0.56	$556,541	$1,203	0.87	$504,541	$1,333	1.06
Savings deposits	125,680	94	0.30	117,153	129	0.44	113,179	126	0.45
Time deposits	680,466	3,269	1.93	697,939	3,700	2.13	618,604	3,225	2.09
Total interest-bearing deposits	1,403,168	4,190	1.20	1,371,633	5,032	1.47	1,236,324	4,684	1.52
Short-term borrowings	84,447	233	1.11	57,563	191	1.33	127,196	685	2.16
Long-term debt	127,807	1,040	3.27	130,247	1,063	3.28	92,103	688	2.99
Total interest-bearing liabilities	1,615,422	5,463	1.36	1,559,443	6,286	1.62	1,455,623	6,057	1.67
Noninterest-bearing deposits	424,344			343,884			277,822
Other liabilities	19,665			17,575			14,203
Stockholders’ equity	236,651			243,614			203,911
Total liability and stockholders’ equity	$2,296,082			$2,164,516			$1,951,559
Net interest income/net interest margin		$18,339	3.46%		$17,335	3.46%		$16,331	3.59%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	June 30, 2020	March 31, 2020	June 30, 2019
Tangible common equity
Total stockholders’ equity	$236,706	$233,272	$205,499
Adjustments:
Goodwill	28,144	27,391	21,978
Core deposit intangible	4,471	4,720	4,331
Trademark intangible	100	100	100
Tangible common equity	$203,991	$201,061	$179,090
Tangible assets
Total assets	$2,359,363	$2,199,369	$1,996,641
Adjustments:
Goodwill	28,144	27,391	21,978
Core deposit intangible	4,471	4,720	4,331
Trademark intangible	100	100	100
Tangible assets	$2,326,648	$2,167,158	$1,970,232

Common shares outstanding	10,839,977	10,940,021	9,937,752
Tangible equity to tangible assets	8.77%	9.28%	9.09%
Book value per common share	$21.84	$21.32	$20.68
Tangible book value per common share	18.82	18.38	18.02

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		6/30/2020	3/31/2020	6/30/2019
Net interest income	(a)	$18,339	$17,335	$16,331
Provision for loan losses		2,500	3,760	369
Net interest income after provision for loan losses		15,839	13,575	15,962

Noninterest income	(b)	3,931	1,089	1,742
Gain on sale of investment securities, net		(1,178)	(172)	(227)
Gain on sale of other real estate owned, net		—	(26)	(13)
Loss on sale of fixed assets, net		—	—	11
Change in the fair value of equity securities		(248)	826	(57)
Core noninterest income	(d)	2,505	1,717	1,456

Core earnings before noninterest expense		18,344	15,292	17,418

Total noninterest expense	(c)	14,480	13,907	11,554
Acquisition expense		(255)	(751)	—
Severance		(253)	—	—
Core noninterest expense	(f)	13,972	13,156	11,554

Core earnings before income tax expense		4,372	2,136	5,864
Core income tax expense(1)		840	421	1,161
Core earnings		$3,532	$1,715	$4,703

Core basic earnings per common share		0.32	0.15	0.47

Diluted earnings per common share (GAAP)		$0.39	$0.05	$0.48
Gain on sale of investment securities, net		(0.09)	(0.01)	(0.01)
Gain on sale of other real estate owned, net		—	—	—
Loss on sale of fixed assets, net		—	—	—
Change in the fair value of equity securities		(0.02)	0.06	—
Acquisition expense		0.02	0.05	—
Severance		0.02	—	—
Core diluted earnings per common share		$0.32	$0.15	$0.47

Efficiency ratio	(c) / (a+b)	65.02%	75.48%	63.93%
Core efficiency ratio	(f) / (a+d)	67.03%	69.05%	64.96%
Core return on average assets(2)		0.62%	0.32%	0.98%
Core return on average equity(2)		6.00%	2.82%	9.35%
Total average assets		$2,296,082	$2,164,516	$1,951,559
Total average stockholders’ equity		236,651	243,614	203,911

(1)Core income tax expense is calculated using the effective tax rates of 19.2%, 19.7% and 19.8% for the quarters ended June 30, 2020, March 31, 2020 and June 30, 2019, respectively.
(2) Core earnings used in calculation. No adjustments were made to average assets or average equity.